Exhibit 4.3 DESCRIPTION OF SECURITIES The following summary of the rights of the Class A common stock and Class B common stock (together, our “common stock”), and preferred stock (together with our common stock, our “capital stock”) of Neptune Insurance Holdings Inc. (the “Company”) does not purport to be complete. This summary is subject to and qualified by the provisions of our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Second Amended and Restated Bylaws (“Bylaws”), copies of which are incorporated herein by reference. Additionally, the Delaware General Corporation Law (“DGCL”), as amended, also affects the terms of our capital stock. Capital Stock Authorized Capital Stock Our Certificate of Incorporation provides for two classes of common stock: the Class A common stock and the Class B common stock. Our authorized capital stock consists of 500,000,000 shares, each with a par value of $0.00001 per share, of which: • 428,422,036 shares are designated as Class A common stock; • 51,577,964 shares are designated as Class B common stock; and • 20,000,000 shares are designated as undesignated preferred stock. Voting Rights Holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten votes per share. The holders of our common stock will generally vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by the DGCL or our Certificate of Incorporation. The DGCL could require holders of our common stock to vote separately as a single class in the following circumstances: • If we amended our Certificate of Incorporation to increase or decrease the par value of the shares of a class of stock, then the holders of the shares of that class would be required to vote separately to approve the proposed amendment. • If we amended our Certificate of Incorporation in a manner that altered or changed the powers, preferences, or special rights of the shares of a class of stock so as to affect them adversely, then the holders of the shares of that class would be required to vote separately to approve the proposed amendment. Our Certificate of Incorporation and Bylaws establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Our Certificate of Incorporation does not provide for cumulative voting for the election of directors.

Dividends Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board of Directors may determine. Liquidation Rights Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to any preferential or other rights, if any, on any outstanding shares of preferred stock. Conversion Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Certificate of Incorporation. Each share of our Class B common stock will also convert automatically into one share of our Class A common stock upon the earlier of: • twelve months following the death or disability of Mr. Burgess; or • the first trading day on or after such date that the outstanding shares of our Class B common stock represent less than 5% of the then-outstanding common stock. Either such period may be extended to eighteen months upon affirmative approval of a majority of the independent directors. Once converted into Class A common stock, the Class B common stock will not be reissued. Shares of Class A common stock are not convertible into any other class of our capital stock. Future transfers of our Class B common stock by the holders of our Class B common stock will result in the corresponding shares of our Class B common stock converting into shares of our Class A common stock, other than transfers to a “permitted transferee,” which includes: • a trust for the benefit of Mr. Burgess, provided Mr. Burgess or his permitted transferees do not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); • a trust for the benefit of persons other than Mr. Burgess, provided Mr. Burgess or his permitted transferees do not receive consideration in exchange for the transfer; • a trust under the terms of which Mr. Burgess or his family members have retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Code and/or a reversionary interest; • Mr. Burgess’s estate, any one or more of Mr. Burgess’s family members, or any revocable or irrevocable trust for the primary benefit of Mr. Burgess or one or more of Mr. Burgess’s family members;

• any charitable organization, private foundation, supporting organization, donor advised or donor directed fund, or any other charitable fund or similar entity established by Mr. Burgess; • an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus, or other type of plan or trust of which Mr. Burgess or his permitted transferees are participants or beneficiaries and which satisfies the requirements for qualification under Section 401 of the Code; or • a corporation, partnership, or limited liability company owned or controlled, directly or indirectly, by Mr. Burgess or his permitted transferees, in each case, so long as Mr. Burgess, his family members, or a trustee of a trust described above retain sole dispositive power and voting control with respect to the shares of our Class B common stock. No Preemptive or Similar Rights Our common stock is not entitled to preemptive rights and is not subject to conversion (except as described above), redemption, or sinking fund provisions. Fully Paid and Non-Assessable All of the outstanding shares of our common stock are fully paid and non-assessable. Preferred Stock Under the terms of our Certificate of Incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences, and relative, participating, optional, or other rights (and the qualifications, limitations, or restrictions thereof), and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our Board of Directors may authorize the issuance of preferred stock with voting, dividend rights, liquidation rights, redemption rights, or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change of control of our company and may adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock. Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws Some provisions of the DGCL, our Certificate of Incorporation, and our Bylaws contain or will contain provisions that could make the following transactions more difficult: • an acquisition of us by means of a tender offer; • an acquisition of us by means of a proxy contest or otherwise; or • the removal of our incumbent officers and directors.

It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. Dual Class Stock So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of our then-outstanding common stock, Mr. Burgess will effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of the Company, which will have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. Stockholder Meetings Our Certificate of Incorporation provides that, prior to the Voting Threshold Date (as defined in our Certificate of Incorporation), our stockholders will be able to take action by written consent. From and after the Voting Threshold Date, our stockholders will no longer be able to take action by written consent and will only be able to take action at an annual or special meeting of our stockholders. Our Certificate of Incorporation further provides that only the chairperson of our Board of Directors, the chief executive officer, or our Board of Directors acting pursuant to a resolution adopted by a majority of the whole Board of Directors will be authorized to call a special meeting of stockholders. Requirements for Advance Notification of Stockholder Nominations and Proposals Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. Staggered Board Our Board of Directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors. Removal of Directors Our Certificate of Incorporation provides that no member of our Board of Directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors. Stockholders Not Entitled to Cumulative Voting

Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose. Supermajority Approvals Our Certificate of Incorporation provides that, from and after the Voting Threshold Date, certain amendments to our Certificate of Incorporation will require the approval of two-thirds of the combined voting power of our then-outstanding shares of our common stock, provided that, if such amendments are approved by two-thirds of the whole Board of Directors, they will only require the approval of a majority of the combined voting power of all the then-outstanding shares of our common stock. In addition, prior to the Voting Threshold Date, our Bylaws may be amended by the affirmative vote of a majority of the combined voting power of all the then-outstanding shares of our common stock, and after the Voting Threshold Date, the affirmative vote of at least two-thirds of the combined voting power of all the then- outstanding shares of our common stock. Undesignated Preferred Stock The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring or preventing hostile takeovers or delaying or preventing changes in control or management of our company. Delaware Anti-Takeover Statute In general, Section 203 of the DGCL prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL until after we are no longer a controlled company. At that time, such election shall be automatically withdrawn and we will thereafter be governed by the “business combination” provisions of Section 203 of the DGCL. Choice of Forum Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if, and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: • any derivative action or proceeding brought on our behalf;

• any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees, or agents to us or our stockholders; • any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws; • any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or • any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, our Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Listing Our Class A common stock is listed on the NYSE under the symbol “NP.” Our Class B common stock is not listed on any stock market or exchange. Transfer Agent and Registrar The transfer agent and registrar for our common stock is Vinyl Equity, Inc. The transfer agent’s address is PO Box 247, Winnetka, IL 60093, and its telephone number is 888-808-4695.